Exhibit 99.1

Contact:  Steve Pickman
913-367-1480

FOR IMMEDIATE RELEASE: Gary Gradinger Joins MGP Ingredients, Inc. Board of Directors

ATCHISON, Kan., June 2, 2005—Gary Gradinger, chairman and chief executive officer of Golden Star, Inc., Kansas City, Mo., has been appointed to the Board of Directors of MGP Ingredients, Inc. (Nasdaq: MGPI).  He fills the unexpired term of Michael R. Haverty, who resigned from the board this past December to devote more time to his responsibilities as chairman, president and chief executive officer of Kansas City Southern.  Haverty’s term on MGPI’s board would have expired this October.

“We are very pleased that our search for a new director has resulted in the addition of Gary to our board,” said Cloud L. “Bud” Cray, board chairman.  “Not only has he has been very successful in his own business, but also in providing leadership and direction for a number of other business and industry-related organizations, as well as several community enhancement projects within the greater Kansas City area.  MGP Ingredients will benefit from the sound guidance and visionary qualities that Gary has demonstrated both within and outside the business arena.”

Gradinger has been chairman and CEO of Golden Star since 1983.  He joined the company in a sales and marketing capacity in 1968 and rose to president in 1978.  Golden Star is a worldwide leader in the production of textile cleaning, communication and safety products.  The company owns manufacturing facilities in Kansas City and Atchison and also produces products in China and Mexico through joint venture arrangements.

“I feel deeply honored to serve on the board of MGP Ingredients, Inc., a company which I have long admired,” Gradinger said.  “I am very excited about MGPI’s business and the way that management and employees have continued to re-engineer the company for growth.  It is very gratifying to be part of this evolving process and to be so closely associated with people whom I consider to be real champions in the business world and community.”

-more-

ADD 1—Gary Gradinger Joins

Gradinger also currently serves on the boards of directors of Buffalo Mutual Funds, Mission, Kan., and Cramer Sports Medicine, Inc., Gardner, Kan.    In addition, he is chairman of the Kansas City Business Committee for the Arts, a director of the Arts Council of Metropolitan Kansas City, a director of the Westport Allen Center in Kansas City, a trustee and vice chairman of the Kansas City Art Institute, an advisor to the University of Kansas Center for Business Ethics, and a member of the Advisory Board of the Benedictine College Division of Business and Public Policy in Atchison, the Advisory Board of Helix Architecture and Design, Kansas City, and the Business Council Steering Committee for the Nelson-Atkins Museum of Art, Kansas City.

In addition, Gradinger has served as a director of American Bank of Kansas City, the Southwestern Linen Supply Association, and the International Sanitary Supply Association.  He also is a former trustee of the Amelia Earhart Birthplace Museum, Atchison, former chairman of the Bacchus Cultural and Education Foundation, Kansas City, and former director and president of the Nelson-Atkins Museum Friends of Art.

Gradinger earned a bachelor’s degree in business at the University of Kansas in 1965 and a master’s degree in business administration at the University of Texas in 1967.  He and his wife, Pamela, are the parents of three children, Gretchen, Kyle and Hannelore.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products.   These include ingredients, consisting principally of specialty proteins and starches, for use in food, personal care, pet industry and biopolymer applications, as well as food grade alcohol for use in beverage and industrial applications, and fuel grade alcohol, commonly known as ethanol.  The Company has facilities in Atchison, Kan., Pekin, Ill., and Kansas City, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

###